Exhibit 7

FIDELITY NATIONAL INFORMATION SERVICES, INC.

STOCK PURCHASE RIGHT AGREEMENT

Stock Purchase Right Agreement, dated as of March 31, 2009 (as it may be amended from time to time, this “Agreement”) among Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), WPM, L.P., a Delaware limited partnership (the “Investor”), and solely for the purpose of Sections 5.1, 5.8 and 5.10, Metavante Technologies, Inc., a Wisconsin corporation (“Metavante”).

WHEREAS, concurrently with the execution of this Agreement, the Company, Cars Holdings, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Metavante are entering into an Agreement and Plan of Merger (“Merger Agreement”), which provides, subject to Section 1.1 of the Merger Agreement, for the merger (the “Merger”) of Metavante with and into Merger Sub, pursuant to which all of the outstanding capital stock of Metavante will be converted into the right to receive shares of capital stock of the Company, as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Investor owns shares of common stock of Metavante and is a party to an Amended and Restated Stock Purchase Right Agreement, dated as of August 21, 2008, between Metavante and Investor (the “Metavante Stock Purchase Right Agreement”);

WHEREAS, as a condition to, among other things, Investor’s willingness to enter into and perform its obligations under that certain Support Agreement, dated as of the date hereof, among the Company, Merger Sub, Investor and Metavante, the Company has agreed to enter into this Agreement and the Shareholders Agreement; and

WHEREAS, upon consummation of the Merger, the Investor will own shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”), and the Investor and the Company are entering into this Agreement in furtherance of that connection;

WHEREAS, except for Sections 2, 4.9, 5.1 through 5.8, 5.10 and 5.11, which shall be effective upon the date set forth above, this Agreement shall be effective as of the date of the effective time of the Merger pursuant to the terms of the Merger Agreement (the “Effective Time”); and

WHEREAS, the actions contemplated herein on behalf of each of the Company and Investor have been duly and validly authorized by all necessary action and no other proceedings on the part of the Company or Investor are necessary to consummate the actions contemplated herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.             Purchase Right.  Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby grants to the Investor the right to purchase from the Company the Subject Shares at the Purchase Prices; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the total number of Subject Shares that may be purchased under this Agreement shall equal one-third of the aggregate number of Common Shares that may be issued under the Subject Employee Options, subject to reduction, if any, pursuant to Section 3.1(b) hereof.  As of the date hereof, there were (i) options to purchase 6,827,536 shares of common stock of Metavante outstanding that (subject to reduction pursuant to Section 3.1(b) of the Metavante Stock Purchase Right Agreement prior to the Effective Date) will be converted into Subject Employee Options pursuant to the terms of the Merger Agreement (such options, the “Applicable Metavante Options”).  Within five business days after the determination of the number of Subject Employee Options into which the Applicable Metavante Options are convertible pursuant to the Merger Agreement (such date of determination to be as soon as reasonably practicable after the Closing Date), the Company shall deliver to Investor a schedule setting forth, with respect to each Subject Employee Option into which the Applicable Metavante Options were converted pursuant to the Merger Agreement, the expiration date, exercise price and number of Common Shares underlying such Subject Employee Option.

2.             Expiration Date; Effectiveness.  Subject to Section 5.9, in no event may the Purchase Right (as defined in Section 3.2(a)) be exercised, in whole or in part, after the earlier of (i) the date that is forty-five days after the Quarterly Notice (as defined herein) is given in respect of the calendar quarter in which all Subject Employee Options expire, (ii) the date that all Subject Shares (as they may have been reduced pursuant to Sections 3.1(b) or 3.2(b)) have been purchased by the Investor or (iii) ten years from November 1, 2007, unless the Board shall extend the expiration date of any of the Subject Employee Options beyond the end of such ten-year period, in which case the Purchase Right shall be similarly extended (the “Expiration Date”).  Except with respect to this Section 2, Section 4.9, Sections 5.1 through 5.8, Section 5.10 and Section 5.11 which shall be effective on the date first set forth above, this Agreement will be automatically effective as of the Effective Time and will continue in effect thereafter until the Expiration Date.  In the event the Merger Agreement is terminated in accordance with its terms prior to the Closing Date, this Agreement shall automatically thereafter terminate and be of no further force and effect; provided, however, this Section 2 and Section 5.10 shall remain in effect pursuant to its terms and Section 5.1 shall remain in effect with respect to Investor and Metavante.

3.             Exercise of Purchase Right.

3.1.          Quarterly Notice and Reduction of Right.

(a)           No later than the last day of each month following the end of each calendar quarter prior to the Expiration Date, the Company shall give the Investor a notice setting forth the following: (i) the aggregate number of Common Shares issued during such quarter upon the exercise of Subject Employee Options, (ii) the aggregate exercise price of such Subject Employee Options for such Common Shares, and (iii) the aggregate number and exercise price of Subject Employee Options that expired unexercised or were forfeited during such quarter (the “Quarterly Notice”).  The Quarterly Notice shall be accompanied by a schedule setting forth, in the form of tranches of the same exercise dates and exercise prices, all unexercised Subject Employee Options as of the end of such quarter.

(b)           The Subject Shares shall be automatically reduced by a number equal to one-third of the Common Shares issuable (x) under Subject Employee Options that expire unexercised or are forfeited and (y) under Out of the Money Options as provided in Sections 3.2(a) and 3.2(c).

3.2.          Method of Exercise.

(a)           The Investor shall have a purchase right (including the right to purchase via a Cash Payment, the “Purchase Right”) to purchase a whole number of Common Shares equal to the difference (rounded down to the nearest whole share) between (i) one-third of the aggregate number of Common Shares issued under the Subject Employee Options during each calendar quarter the exercise prices of which equal or are less than the Fair Market Value as of the date of exercise of the Purchase Right for such Common Shares (each such Subject Employee Option, an “In-the-Money Option”; but for clarity, when determining such “In-the-Money Options”, the reference to “one-third” in this clause (i) shall be omitted), and (ii) the quotient of (A) one-third of the aggregate exercise prices of such In-the-Money Options for such Common Shares, in each case as specified in the Quarterly Notice with respect to such quarter (it being understood that this number shall not be reduced for any such Common Shares that are withheld from employees to pay the exercise price of such Subject Employee Options, or any withholding taxes due, pursuant to net vesting settlement and similar provisions) (such number as derived in this subclause (A), the “Exercise Price Equivalent”), divided by (B) the Fair Market Value of a Common Share, determined as of the close of business on the business day immediately before the date of purchase, which date shall also be deemed the date of exercise of the Purchase Right for purposes of determining the In-the-Money Options and Out of the Money Options, for a Purchase Price per share equal to $0.01.  Such purchase shall, subject to Section 5.9, take place 45 days following the date the Quarterly Notice is given (or the first business day following such 45th day, if such day is not a business day).  Following the Quarterly Notice and prior to such date of purchase, the Investor may in lieu of the foregoing purchase right, deliver to the Company a notice (the “Cash Payment Notice”) electing to purchase by a Cash Payment a number of Common Shares equal to one-third of the aggregate number of Common Shares issued under the In-the-Money Options for an aggregate Purchase Price equal to the Exercise Price Equivalent, in which case the Cash Payment shall be made on the same date the Cash Payment Notice is delivered to the Company; provided that, if the Investor exercises its right to make the Cash Payment, such right shall also be included in the term “Purchase Right” for purposes of this Agreement.  Upon the purchase of any Common Shares pursuant to this Section 3.2(a) or Section 3.3, the number of Subject Shares remaining shall be reduced by the number of Common Shares that would have been purchased assuming the Investor had purchased using the Cash Payment.  The Subject Shares shall also be reduced by a number equal to one-third of the number of Common Shares issued during each calendar quarter pursuant to Out of the Money Options.

(b)           In the event the Investor sells, transfers, assigns or otherwise disposes of (whether by operation of law or otherwise) (but only in the event that the Purchase Right is not accelerated under Section 3.2(c) in connection with such event), to a third party that is not an affiliate of the Investor or distributes to its limited partners (collectively, “Transfers”), any of the Common Shares it acquired pursuant to the terms of the Merger Agreement, but not any Common Shares that it thereafter acquired in excess of such Common Shares (it being understood that in connection with any such sale, transfer, assignment or disposition the Investor shall be deemed to have first sold, transferred, assigned or disposed of the Common Shares it acquired pursuant to the terms of the Merger Agreement until the Investor has sold, transferred, assigned or disposed of all such Common Shares), it may exercise the Purchase Right for a whole number of Common Shares equal to the difference (rounded down to the nearest whole share) between (i) the number of applicable Acceleration Subject Shares, and (ii) the quotient of (A) the related Acceleration Purchase Price, divided by (B) the Fair Market Value of a Common Share, determined as of the date the Acceleration Notice is given, for a Purchase Price per share equal to $0.01, by delivering to the Company an irrevocable exercise notice within 10 days of such sale (the “Acceleration Notice”).  The Acceleration Notice shall set forth the number of Common Shares that have been sold by the Investor and the dates of sales thereof and shall certify that such Acceleration Notice is being given in accordance with Section 3.2(b), and shall specify whether, in lieu of the foregoing Purchase Right, the Investor wishes to elect to purchase by a Cash Payment the number of applicable Acceleration Subject Shares for an amount equal to the Acceleration Purchase Price.  Within 10 business days of receiving the Acceleration Notice, the Company shall give the Investor notice (the “Acceleration Details Notice”) of the Acceleration Purchase Price applicable to the Acceleration Notice as well as the Company’s calculation of the number of Acceleration Subject Shares being purchased by the Investor pursuant to such Acceleration Notice.  In the event that Investor elects to pay the Acceleration Purchase Price in cash, it shall deliver the Acceleration Purchase Price specified in the Acceleration Notice no later than three days following the giving of such Acceleration Details Notice.  Upon the purchase of any Acceleration Subject Shares pursuant to this Section 3.2(b), the number of Subject Shares remaining shall be reduced by the number of Acceleration Subject Shares so purchased.

(c)           Immediately prior to an all-cash merger or other business combination involving the Company in which the Common Shares are converted into the right to receive only cash in exchange for such Common Shares, the Purchase Right shall automatically be deemed exercised for the number of Common Shares equal to the difference (rounded down to the nearest whole share) between (i) all Subject Shares then still subject to the Purchase Right and (ii) the quotient of (A) the related Acceleration Purchase Price, divided by (B) the Fair Market Value of a Common Share, determined as of three business days before the date of such acceleration, for a Purchase Price per share equal to $0.01.  The Subject Shares shall be reduced by a number equal to one-third of the number of Common Shares subject to Out of the Money Options as of the date of an acceleration pursuant to this Section 3.2(c).

(d)           The Purchase Right may be exercised by the Investor solely as and to the extent expressly set forth in this Section 3.2.  In no event may the Purchase Right be exercised after it terminates as set forth in Section 2.  No certificate representing a Common Share shall be delivered to the Investor until the full purchase price therefore has been paid.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no obligation to issue any fraction of a Common Share under this Agreement and all of such fractional shares shall be disregarded.

3.3.          Metavante Stock Purchase Right Agreement.  In addition to the rights set forth in this Agreement, in connection with the first Quarterly Notice required to be delivered by the Company following the Closing Date, the Company shall deliver to the Investor a schedule setting forth the aggregate Closing Metavante Subject Shares, including (i) a compution of the In-the-Money Options (as defined in the Metavante Stock Purchase Right Agreement) and (ii) substantially the same information regarding the Closing Metavante Subject Shares as the Company is required to deliver in the Quarterly Notice.  In addition to any Purchase Rights that the Investor has related to such first Quarterly Notice, Investor shall have a right (the “Metavante Purchase Right”) to purchase the Closing Metavante Subject Shares for a cash purchase price per share equal to $0.01; provided, however, in lieu of the foregoing purchase right, Investor may deliver to the Company a notice electing to purchase by a Cash Payment one-third of the aggregate number of Metavante In-the-Money Option Shares for an aggregate purchase price equal to one-third of the aggregate exercise prices of such Metavante In-the-Money Option Shares.  Such purchase shall, subject to Section 5.9, take place 45 days following the date the first Quarterly Notice is given (or the first business day following such 45th day, if such day is not a business day).  Exhibit A hereto sets forth, for illustrative purposes only, an example of the computation of the Metavante Purchase Right pursuant to this Section 3.3.

4.             Additional Terms and Conditions of Purchase Right.

4.1.          Nontransferability of Purchase Right.  The Purchase Right and the Metavante Purchase Right are exercisable only by the Investor.  Neither the Purchase Right nor the Metavante Purchase Right may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Purchase Right or the Metavante Purchase Right, shall be null and void.

4.2.          Investment Representation.

(a)           The Investor hereby represents and warrants that (a) any Common Shares purchased upon exercise of either of the Purchase Right or the Metavante Purchase Right will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Investor shall submit a written statement, in form reasonably satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable.

(b)           All Common Shares issued under this Agreement and the shares issued in connection with the Metavante Purchase Right shall bear the legend specified in Section 6.3 of the Shareholders Agreement only for the time period specified in such Section 6.3.

4.3.          Adjustment.  In the event of any adjustment (i) in the Common Shares issuable upon exercise of Subject Employee Options or the Metavante Purchase Right or (ii) to the terms of any of the Subject Employee Options, including the exercise prices, in each case including as a result of stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event (for the avoidance of doubt, other than the transactions contemplated by the Merger Agreement), the Subject Shares and the shares issuable in connection with the Metavante Purchase Right and the terms and conditions thereof (including without limitation the Purchase Price thereof) shall be equitably adjusted by the Board in the same manner as the Subject Employee Options.

4.4.          Compliance with Applicable Law.  The Purchase Right and the Metavante Purchase Right are subject to the condition that if the listing, registration or qualification of the Subject Shares or the shares issuable in connection with the Metavante Purchase Right upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or reasonably desirable as a condition of, or in connection with, the purchase or delivery of Subject Shares or the shares issuable in connection with the Metavante Purchase Right, the Purchase Right or the Metavante Purchase Right, as applicable, may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained.  The Company and the Investor agree to use reasonable efforts to promptly effect or obtain any such listing, registration, qualification, consent or approval. The Company represents and warrants that none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof requires any listing, registation or qualification of the Subject Shares or the shares issued in connection with the Metavante Purchase Right upon any securities exchange or under any law, and that no consent or approval of any governmental body, or the taking of any other action is necessary as a condition of, or in connection with, the purchase or delivery of Subject Shares or the shares issuable in connection with the Metavante Purchase Right by the Investor.

4.5.          Delivery of Certificates.  Upon the exercise of the Purchase Right or the Metavante Purchase Right, as applicable, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefore, subject to Section 4.2(b).

4.6.          Purchase Right Confers No Rights as Shareholder.  The Investor shall not be entitled to any privileges of ownership with respect to Subject Shares or the shares issuable in connection with the Metavante Purchase Right unless and until purchased and delivered upon the exercise of the Purchase Right or the Metavante Purchase Right, as applicable, in whole or in part, and the Investor becomes a shareholder of record with respect to such delivered shares; and

the Investor shall not be considered a shareholder of the Company with respect to any such shares not so purchased and delivered previously.

4.7.          Company to Reserve Shares.  The Company shall at all times prior to the expiration or termination of each of the Purchase Right and the Metavante Purchase Right reserve and keep available, either in its treasury or out of its authorized but unissued Common Shares, the full number of shares subject from time to time to the Purchase Right and the Metavante Purchase Right.

4.8.          Shareholders Agreement.  Any Common Shares issued upon exercise of the Purchase Right and all Common Shares issuable upon exercise of the Metavante Purchase Right shall be subject to the provisions of the Shareholders Agreement, and shall be shares of “Common Stock” that are “Beneficially Owned” by Investor for purposes of the Shareholders Agreement.  Without limiting the generality of the foregoing, such Common Shares issued upon exercise of the Purchase Right and all Common Shares issued upon exercise of the Metavante Purchase Right shall be subject to (i) the registration rights provisions of Article II of the Shareholders Agreement, (ii) the transfer restriction provisions of Section 3.1 of the Shareholders Agreement, and (iii) the provisions of Section 6.3 of the Shareholders Agreement only for the time period specified in such Section 6.3.

4.9.          Defined Terms.  Capitalized terms used in this Agreement have the following meanings:

“Acceleration Purchase Price” shall mean with respect to any Acceleration Subject Shares, one-third of the aggregate exercise price of the Subject Employee Options to the extent used in determining such Acceleration Subject Shares.

“Acceleration Subject Shares” shall mean (x) in the case of Section 3.2(b) a number of Common Shares equal to one-third of a percentage of the Reference Common Shares that is equal to the percentage of the Common Shares transferred by the Investor as contemplated by Section 3.2(b) and in respect of which an Acceleration Notice had not been delivered previously, and (y) in the case of Section 3.2(c) a number of Common Shares equal to one-third of all Common Shares subject to then outstanding Subject Employee Options the exercise prices of which are equal to or are less than the Fair Market Value as of the date of an acceleration pursuant to Section 3.2(c).

“Board” shall mean the Board of Directors of the Company, excluding the Investor Designee (as defined in the Shareholders Agreement).

“Cash Payment” shall mean a wire transfer of immediately available funds to such account as the Company may specify from time to time.

“Closing Date” shall mean the date of the Effective Time of the Merger pursuant to the Merger Agreement.

“Closing Metavante Subject Shares” shall be determined by reference to the Closing Date and shall be equal to the number of shares of Common Shares equal to the sum (rounded down to the nearest whole share number) obtained by adding (A) any Subject Shares (as defined in the Metavante Stock Purchase Right Agreement) that, but for Section 5.10, the Investor would have had a right to purchase as a result of a Quarterly Notice (as defined in the Metavante Stock Purchase Right Agreement) that Metavante would have been required to give to the Investor, including, without limitation, any Quarterly Notice (as defined in the Metavante Stock Purchase Right Agreement) Metavante would have been required to give to the Investor assuming the one month period set forth in the Metavante Stock Purchase Right Agreement had expired prior to the Closing Date, but that the Investor did not exercise on or prior to the Closing Date, as contemplated by Section 5.10, plus (B), without duplication of the time period set forth in the preceding clause (A), the number of Subject Shares (as defined in the Metavante Stock Purchase Right Agreement) the Investor could purchase if Metavante was obligated to determine, as of the Closing Date, the Investor’s Purchase Right (as defined in the Metavante Stock Purchase Right Agreement) for the time period beginning on the first day of the most recent calendar quarter and ending on and including the Closing Date; provided, however, in calculating the number of Subject Shares (as defined in the Metavante Stock Purchase Right Agreement) for the purposes of clause (A) and (B) above, the number of Common Shares (as defined in the Metavante Stock Purchase Right Agreement) obtained in respect of clause (i) of Section 3.2(a) of the Metavante Stock Purchase Right Agreement shall first be multiplied by the Exchange Ratio (as defined in the Merger Agreement) prior to subtracting the number obtained in clause (ii) of Section 3.2(a) of the Metavante Stock Purchase Right Agreement.  For purposes of determining the Closing Metavante Subject Shares, (i) all computations and other determinations shall be made as of the Closing Date, including, without limitation, the determination of Fair Market Value (as defined in the Metavante Stock Purchase Right Agreement), In-the-Money Options (as defined in the Metavante Stock Purchase Right Agreement) and Out of the Money Options (as defined in the Metavante Stock Purchase Right Agreement) and (ii) all time periods regarding exercise of the Investor’s rights with respect to such Closing Metavante Subject Shares under the Metavante Stock Purchase Right Agreement shall be disregarded.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, as in effect from time to time.

“Fair Market Value” shall mean the closing transaction price of a Common Share as reported in the New York Stock Exchange Composite Transactions (or the equivalent reporting system for any other national securities exchange on which the Common Shares are primarily listed) on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Shares are not listed on any national securities exchange, the Fair Market Value may be determined by the Board by whatever means or method as the Board, in the good faith exercise of its discretion, shall at such time deem appropriate.

“Metavante In-the-Money Option Shares” shall be determined by reference to the Closing Date and shall be equal to the number of shares of Common Shares equal to the product (rounded down to the nearest whole share number) obtained by multiplying (A) the Exchange Ratio (as defined in the Merger Agreement) by (B) one-third of the aggregate number of shares of common stock of Metavante issued pursuant to all of the In-the-Money Options (as defined in the Metavante Stock Purchase Right Agreement; but for clarity, when determining such “In-the-Money Options”, the reference to “one-third” in Section 3.2(a) of such Metavante Stock Purchase Right Agreement shall be omitted) included in the determination of the Closing Metavante Subject Shares.

“Out of the Money Options” shall mean (x) in the case of Section 3.2(a), Subject Employee Options the exercise prices of which are greater than the Fair Market Value as of the date of exercise of the Purchase Right for such Common Shares, and (y) in the case of Section 3.2(c), Subject Employee Options the exercise prices of which are greater than the Fair Market Value as of the date of an acceleration pursuant to such Section 3.2(c).

“Purchase Prices” shall mean the purchase prices for which the Investor may purchase Subject Shares hereunder.

“Reference Common Shares” shall mean, as of any time of determination, the Subject Shares subject to those Subject Employee Options (i) that are outstanding, unexercised and vested, (ii) the exercise prices of which equal or are less than the Fair Market Value as of such date, (iii) not previously used in determining the Acceleration Subject Shares in connection with any Acceleration Notice, and (iv) have the earliest grant dates (when compared to other Subject Employee Options that meet the specifications in clause (i) — (iii) immediately above).

“Shareholders Agreement” shall mean that certain Shareholders Agreement, dated as of the date hereof, among the Company, the Investor and any other Shareholders (as defined therein) that become a party thereto, as amended from time to time.

“Subject Employee Options” shall mean the options to acquire shares of common stock of Metavante that are subject to the Metavante Stock Purchase Right Agreement immediately prior to the Effective Time of the Merger, which options are, pursuant to the terms set forth in the Merger Agreement, being converted into options to acquire Common Shares of the Company in connection with the Merger.  The number of Subject Employee Options, if determined as of the date hereof after giving effect to the Exchange Ratio (as defined in the Merger Agreement), is 9,217,173, and such number shall only be reduced prior to the Effective Time of the Merger in accordance with Section 3.1(b)(x) of the Metavante Stock Purchase Right Agreement.

“Subject Shares” shall mean the Common Shares issuable pursuant to Section 3 hereof.

5.             Miscellaneous Provisions.

5.1.          Successors.  This Agreement shall be binding upon and inure to the benefit of the Investor, the Company and the successors and assigns of the Company and with respect to Section 5.10, the successors and assigns of Metavante.  The Investor may not assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.2.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (d) on the date received if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to it at:

Fidelity National Information Services, Inc.
601 Riverside Ave.
Jacksonville, Florida 32204
Attention: Executive Vice President and General Counsel
Facsimile: (904) 357-1005

and

Fidelity National Information Services, Inc.
4050 Calle Real, Suite 210
Santa Barbara, CA 93110
Attention: Executive Vice President, Legal
Facsimile: (805) 696-7831

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Edward D. Herlihy, Esq.
Lawrence S. Makow, Esq.
Matthew M. Guest, Esq.
Facsimile: (212) 403-2000

If to Investor, to it at:

WPM, L.P.
c/o Warburg Pincus & Co.
466 Lexington Avenue
New York, New York 10017
Attention: James Neary
Facsimile: (212) 878-9351

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue

New York, New York 10019
Attention:	Steven J. Gartner, Esq.
Robert T. Langdon, Esq.
Facsimile:	(212) 728-8111

If to Metavante, to it at:

Metavante Technologies, Inc.
4900 West Brown Deer Road
Milwaukee, Wisconsin 53223
Attention: Chief Executive Officer
Facsimile: (414) 362-1775

and

Metavante Technologies, Inc.
4900 West Brown Deer Road
Milwaukee, Wisconsin 53223
Attention: General Counsel
Facsimile: (414) 362-1775

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
Citigroup Center
153 E. 53rd Street
New York, New York 10022
Attention:	Stephen Fraidin, Esq.
Jeffrey Symons, Esq.
Facsimile:	(212) 446-4900

and

Quarles & Brady LLP
411 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention:	Conrad G. Goodkind, Esq.
Walter J. Skipper, Esq.
Facsimile:	(414) 978-8976

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

5.3.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

5.4.          Consent to Jurisdiction.  Each of Investor and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Investor and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of Investor and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable laws, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.5.          Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6.          Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed an original and which together shall constitute one and the same instrument.

5.7.          Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.8.          Amendments and Waivers.  The provisions of this Agreement may be amended or waived only upon the prior written consent of the Company (to the extent approved by a majority of Independent Directors, excluding the Investor Designee, each as defined in the Shareholders Agreement) and Investor; provided, however, that with respect to any amendments to this

Section 5.8 or Sections 5.1 or 5.10 prior to the Closing Date, the prior written consent of Metavante shall also be required.

5.9.          Section 16 Matters.  The exercise dates set forth herein applicable to the Investor shall, at the request of the Investor, automatically be extended as necessary to avoid liability, if any, to the Investor under Section 16 of the Exchange Act; provided, however, in the event the Investor requests that such exercise date be extended, all computations and other determinations shall be made as of the date on which the exercise period (without giving effect to any extension pursuant to this Section 5.9) would have otherwise occurred.  For as long as the Investor is entitled to appoint the Investor Designee pursuant to the terms of the Shareholders Agreement, the Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall, if requested by the Investor, and to the extent then permitted under applicable law, adopt resolutions and otherwise use reasonable efforts to cause any acquisition from the Company of Common Shares issued pursuant to this Agreement and Common Shares issuable in connection with the Metavante Purchase Right or dispositions to the Company of Common Shares issued pursuant to this Agreement or Common Shares issuable in connection with the Metavante Purchase Right to be exempt under Rule 16b-3 under the Exchange Act.

5.10.        Suspension of Rights under Metavante Stock Purchase Right Agreement; Amendment and Termination of Metavante Stock Purchase Right Agreement.

(a)           Investor and Metavante agree that from and after the date hereof the rights and obligations of Investor and Metavante under the Metavante Stock Purchase Right Agreement shall be suspended and in lieu of the Investor’s purchase rights under such Metavante Stock Purchase Agreement, Investor shall be entitled to exercise the Metavante Purchase Right at the time and on the terms set forth in Section 3.3 herein.  In the event this Agreement is terminated pursuant to the last sentence of Section 2 herein, Investor and Metavante, in good faith, shall determine the purchase rights Investor would have had under the Metavante Stock Purchase Right Agreement (assuming any Quarterly Notices (as defined in such Metavante Stock Purchase Right Agreement) were delivered to Investor on the date that is 15 days following the end of each calendar quarter during which Investor’s purchase rights were suspended pursuant to this Section 5.10 and assuming Investor would have exercised such purchase rights 45 days following the date such Quarterly Notice is assumed to have been given (or the first business day following such 45th day, if such day is not a business day)), and Investor shall have 45 days following the date of termination of this Agreement to exercise such purchase rights for the purchase price determined pursuant to the Metavante Stock Purchase Right Agreement and from and after the date of termination of this Agreement, the Metavante Stock Purchase Right Agreement shall remain in full force and effect in accordance with its terms and Investor’s and Metavante’s respective rights and obligations shall no longer be deemed to be suspended.  Investor and Metavante agree that the provisions of Sections 4.9 and 5.1 through and including 5.7 shall govern this Section 5.10.

(b)           Effective as of the date hereof, each of Metavante and Investor hereby agrees that Section 3.2(c) of the Metavante Stock Purchase Right Agreement be, and hereby is, amended and restated in its entirety as follows:

“Subject to the proviso below, immediately prior to (i) any event causing the simultaneous acceleration of the vesting, or automatic exercise, of all the Subject Employee Options or (ii) a merger or other business combination involving the Company in which the Common Shares are converted into the right to receive cash in exchange for such Common Shares, the Purchase Right shall automatically be deemed exercised for the number of Subject Shares equal to the difference (rounded down to the nearest whole share) between (i) all Subject Shares then still subject to the Purchase Right and (ii) the quotient of (A) the related Acceleration Purchase Price, divided by (B) the Fair Market Value of a Subject Share, determined as of three business days before the date of such acceleration, for a Purchase Price per share equal to $0.01; provided, however, notwithstanding anything to the contrary in the foregoing, the Purchase Right shall not automatically be deemed exercised, as a result of, or in connection with, any of the transactions contemplated by, relating to or resulting from that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 31, 2009 by and between Fidelity National Information Services, Inc., a Georgia Corporation, Cars Holdings, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Fidelity National Information Services, Inc. and the Company, including without limitation, any acceleration of the vesting of the Subject Employee Options in connection with, or as a result of, any of the transactions contemplated by the Merger Agreement or actions relating thereto.  The Subject Shares shall be reduced by a number equal to one third of the number of Common Shares subject to Out of the Money Options as of the date of an acceleration pursuant to this Section 3.2(c).”

(c)           Effective as of the Effective Time, each of Metavante and Investor hereby agrees that the Metavante Stock Purchase Right Agreement shall be deemed terminated and be of no further force or effect.

5.11.        Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Lee A. Kennedy
Name: Lee A. Kennedy
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO STOCK PURCHASE RIGHT AGREEMENT]

WPM, L.P.

By: WPM GP, LLC, its general partner

By:	/s/ James Neary
Name: James Neary
Title: Managing Director

[SIGNATURE PAGE TO STOCK PURCHASE RIGHT AGREEMENT]

METAVANTE TECHNOLOGIES, INC.
(Solely for the purpose of Sections 5.1, 5.8 and 5.10)

By:	/s/ Donald W. Layden, Jr.
Name: Donald W. Layden, Jr.
Title: Senior Executive Vice President

[SIGNATURE PAGE TO STOCK PURCHASE RIGHT AGREEMENT]

Exhibit A

Illustrative Example of the Computation of the Metavante Purchase Right pursuant to Section 3.3.

For illustrative purposes only and using the assumptions below, the Metavante Purchase Right would be exercisable by the Investor for 56 Common Shares (i.e., [1.35 * (1/3 * 200)] - (1/3 * 2,000/20)) at a per share purchase price of $0.01.  Alternatively, the Metavante Purchase Right would be exercisable by the Investor for 90 Common Shares (i.e., 1.35 * (1/3 * 200)) for an aggregate purchase price of $666.66 (i.e., 1/3*$2,000).

Assumptions

(1)           Closing Date: August 1, 2009.

(2)           But for Section 5.10, Metavante would have delivered a Quarterly Notice for the quarterly period ended March 31, 2009 on April 15, 2009, which Quarterly Notice indicates 50 shares of Metavante common stock were issued upon exercise of options to acquire Metavante common stock during such quarter with an aggregate exercise price of $500.

(3)           But for Section 5.10, Metavante would have delivered a Quarterly Notice for the quarterly period ended June 30, 2009 on July 15, 2009, which Quarterly Notice indicates 50 shares of Metavante common stock were issued upon exercise of options to acquire Metavante common stock during such quarter with an aggregate exercise price of $500.

(4)           During the period beginning on July 1, 2009 through August 1, 2009, 100 shares of Metavante common stock were issued upon exercise of options to acquire Metavante common stock during such period with an aggregate exercise price of $1,000.

(5)           Fair Market Value of a Share of Metavante common stock on the Closing Date:  $20.

(6)           Exchange Ratio:  1.35.